Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, NY 10080

Attn: Corporate Syndicate Department

Deutsche Bank Securities Inc.

Debt Syndicate

60 Wall Street, 3rd Floor

New York, NY 10005

Attn: Debt Capital Markets, Syndicate Desk

BNP Paribas

10 Harewood Street

London NW1 6AA

Attn: Robert Whichello